UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 22, 2014

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive San Jose, California	95002
(Address of principal executive offices)	(Zip Code)

(408) 586-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On January 22, 2014, Polycom, Inc. issued a press release announcing its financial results for the three months ended December 31, 2013. The full text of the press release is furnished as Exhibit 99.1.

Item 2.05 Costs Associated with Exit or Disposal Activities

On January 22, 2014, management finalized certain actions designed to better align expenses to our revenue and gross margin profile and position the company for improved operating performance and commenced communications regarding such actions to Polycom’s workforce. These actions are part of our efforts to manage expenses and increase our operating margins and will result in the elimination of approximately 6% of our global workforce. The significant majority of the reductions will take effect in the first quarter of 2014.

We expect to record charges and make cash expenditures, primarily related to severance and other one-time employee termination benefits, of between $9 million and $11 million through the third quarter of 2014 as a result of this action.

We have also approved plans to reduce or eliminate certain leased facilities. As a result, we expect to record between $23 million and $25 million in additional charges upon vacating these facilities through the third quarter of 2014. The underlying net cash expenditures of between $24 million and $26 million are expected to occur over the remaining lease terms, which range from less than 1 year to 9 years.

The total charges expected to be incurred in connection with these actions through the third quarter of 2014 are between $32 million and $36 million.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated January 22, 2014, entitled “Polycom Announces Revenues of $348 Million for Fourth Quarter 2013.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Eric F. Brown
Eric F. Brown
Chief Operating Officer, Chief Financial Officer and Executive Vice President

Date: January 22, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 22, 2014, entitled “Polycom Announces Revenues of $348 Million for Fourth Quarter 2013.”